Exhibit 10.4

May 15, 2026

Svai Sanford

VIA DOCUSIGN/EMAIL

Dear Svai:

This letter sets forth the terms of the mutual separation agreement (the “Agreement”) between you and Rani Therapeutics Holdings, Inc. (the “Company”), reflecting the parties’ shared decision to transition your employment relationship and facilitate an orderly transfer of your responsibilities to your successor.

1.
SEPARATION. Your last day of work with the Company and your employment termination date will be a date to be determined by you and the Company (the “Separation Date”). The intent is for the Company to identify your successor in the near term and for you to overlap with that person for some period of time once he/she commences employment with the Company. The Company will provide you with written notice of the Separation Date as soon as reasonably practicable following the identification of your successor and the establishment of his/her first day of employment with the Company. Regardless of when the Separation Date occurs, the Company will continue to pay you your base salary at the rate now in effect through the later of (a) June 30, 2026, and (b) the Separation Date, subject to standard payroll deductions and withholdings, payable in accordance with the Company's regular payroll schedule.
2.
Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law. Since the Company has a nonaccrual vacation/PTO policy, you do not have any accrued vacation or other paid time off and thus will not be paid out for any accrued vacation or other paid time off.
3.
SEVERANCE BENEFITS. Given the circumstances of your separation, subject to your execution and non-revocation of the Separation Date Release attached hereto as Exhibit A, you are eligible for the following severance benefits pursuant to Section 3 of your Participation Agreement under the Rani Therapeutics Holdings, Inc. Severance and Change in Control Plan (the “Plan”):
a.
Base Salary Payment. The Company will pay you severance for the period beginning on the Separation Date and ending on the date that is nine (9) months following the later of (i) the Separation Date or (ii) June 30, 2026. This will be paid in the form of salary continuation, less standard payroll deductions and withholdings, over the nine (9) month period following the Separation Date, starting on the first payroll date following the Separation Date Release Effective Date (as defined in Exhibit A).
b.
Paid COBRA Benefits. Provided that you timely elect continued coverage under COBRA, then the Company shall pay, directly to the carrier, the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) nine (9) months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason (the “COBRA Severance Benefit”). In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA Severance Benefit would result in a violation of applicable law (including, but not limited to, Section 105(h) of the Internal Revenue Code of 1986, as amended, Section 2716 of the Public Health Service Act, or any statute or regulation of similar effect), then in lieu of providing the COBRA Severance Benefit, the Company will instead pay you on the last day of each remaining month of the COBRA Premium Period, a fully taxable cash payment equal to the COBRA Severance Benefit for that month, subject to applicable tax withholdings for the remainder of the COBRA Premium Period. You may, but are not obligated to, use this taxable payment to pay for medical expenses, including COBRA premiums.

4.
Stock Options.

a.
Notwithstanding anything to the contrary in your stock option agreement(s), restricted stock unit agreement(s), grant notice(s) or applicable plan documents, effective as of the Separation Date, one hundred percent (100%) of the then-unvested shares subject to each of your outstanding equity award(s) (including stock option(s) and restricted stock unit award(s)) shall immediately vest and, to the extent applicable, become exercisable, and any restricted stock units that vest pursuant to this Section 4(a) shall be settled in accordance with the terms of the applicable restricted stock unit agreement, subject in each case to your execution and non-revocation of this Agreement. Except as expressly provided in this Section 4, your rights to exercise any vested stock option(s), and all other rights and obligations with respect to your equity award(s), will be as set forth in your applicable equity award agreement(s), grant notice(s) and applicable plan documents.
b.
As an additional benefit to you under this Agreement, the Company will extend the period of time in which you may exercise all of your vested, outstanding and unexercised stock options through the date that is one (1) year following the Separation Date (the “Option Exercise Extension”), subject to earlier expiration or termination pursuant to the terms of the applicable stock option grant notice, stock option agreement and the plan under which such stock options were granted. To the extent any of your options currently are intended to, and do, qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (“ISOs”), you understand that you must affirmatively accept the Option Exercise Extension as described below. If you accept the Option Exercise Extension in respect of your ISOs, such options will no longer qualify as ISOs and will instead be treated for tax purposes as nonqualified stock options (“NSOs”). As a result, you understand that you must satisfy all applicable tax withholding obligations upon exercise of the options. You should consult with your tax advisor regarding the decision to accept or reject the Option Exercise Extension of any of your ISOs. To the extent your options are NSOs, the Option Exercise Extension will automatically apply to your NSOs that are outstanding, vested and exercisable as of the Separation Date, subject to you timely signing this Agreement, allowing it to become effective, and complying with your obligations under it. If this Agreement is revoked or otherwise does not become effective in accordance with its terms, then any acceptance of the Option Exercise Extension will be disregarded and will be of no force or effect.

You acknowledge that if you fail to accept the Option Exercise Extension by checking below on or prior to the end of the Review Period (as defined below), but in any event no later than the earliest to occur of (i) the date that is 29 days following the date this Agreement is first delivered to you, and (ii) the date on which the applicable option(s) expire or earlier terminate in accordance with their terms, then the Option Exercise Extension will not apply to any of your ISOs and such ISOs will continue to be governed by their existing terms.

Subject to the terms and conditions of the Agreement, you hereby elect to ACCEPT or DECLINE, as applicable, the Option Exercise Extension with respect to your ISOs as set forth below:

ACCEPT DECLINE

☐ ☐

5.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.
6.
Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
7.
YOUR Release of Claims.

(a)
General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.
(b)
Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act, all as amended. You acknowledge that you have been advised, consistent with California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
(d)
Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
(e)
Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

(f)
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the California

Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or

(ii) waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

8.
Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys, Company account and device login and password information; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree to make a diligent search to locate any such documents, property and information. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed.
9.
Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit B and incorporated herein by reference.
10.
MUTUAL NON-DISPARAGEMENT. Except to the extent permitted by the “Protected Rights” Section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. The Company agrees (through its officers and directors) not to disparage you in any manner likely to be harmful to your business, business reputation, or personal reputation, provided that all persons may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation and may make disclosures protected under the whistleblower provisions of federal or state law.
11.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
12.
Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.

Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
13.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
14.
Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
15.
Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any claim resolved through a trial by jury or judge. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
16.
Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21)

calendar days (the “Review Period”) to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors. Sincerely,

By: /s/ Talat Imran

Talat Imran

Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Svai Sanford

Svai Sanford

May 15, 2026

Exhibit A

Separation Date Release

(to be signed and returned to the Company on the Separation Date)

In consideration for the severance benefits provided to me by Rani Therapeutics Holdings, Inc. (the “Company”) pursuant to the terms of separation agreement between me and the Company to which this Exhibit is attached (the “Agreement”), I hereby provide the following Separation Date Release (the “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that I have been paid all compensation owed and for all hours worked through the date I sign this Release, have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I acknowledge that, other than the benefits to be provided to me pursuant to the Agreement upon my execution of this Release, I have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act (the “ADEA”), the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act, all as amended. Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Release are any claims that cannot be waived by law. I acknowledge that I have been advised, pursuant to California Government Code Section 12964.5(b)(4), that I have the right to consult an attorney regarding this Release and that I was given a reasonable time period of not less than five business days in which to do so. I further acknowledge and agree that, in the event I sign this Release prior to the end of the reasonable time period provided by the Company, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA, and that the consideration given for the waiver and releases I have given in this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my waiver and release does not apply to any rights or claims arising after the date I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (iv) I have seven (7) days following the date I sign this Release to revoke it (in a written revocation sent to the Company); and (v) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release provided that I do not revoke it (the “Separation Date Release Effective Date”).

I understand that nothing in this Release or the Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the California Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand this Release and this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release and the Agreement does not limit my right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release and the Agreement. Nothing in this Release or the Agreement (i) prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful; or (ii) waives any rights I may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

Understood, Accepted, and Agreed:

/s/ Svai Sanford

Svai Sanford

July 6, 2026

For Rani Therapeutics Holdings, Inc.:

/s/ Talat Imran

Talat Imran, Chief Executive Officer

July 7, 2026

Exhibit B

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT